Vinson & Elkins

Vinson & Elkins
Tel 214.220.7700 Fax 214.220.7716
Exhibit 8.1

April 30, 2015
Rayonier Inc.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

Ladies and Gentlemen:
You have requested our opinion concerning the accuracy of the tax discussion in the prospectus contained in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-203733) filed by Rayonier Inc. (“Rayonier”), Rayonier Operating Company, LLC (“ROC”), and Rayonier TRS Holdings Inc. (“TRS”) and certain of their subsidiaries with the Securities and Exchange Commission (the “SEC”) on April 30, 2015 (“Amendment No. 1”), relating to the offering of:
(1)    common shares of Rayonier;
(2)    preferred shares of Rayonier;
(3)    warrants to acquire preferred or common shares of Rayonier;
(4)    debt securities of Rayonier, ROC and/or TRS;

(5)	guarantees of the Debt Securities issued by Rayonier, ROC and/or TRS; and

(6)	warrants to acquire Debt Securities of Rayonier, ROC and/or TRS.
We have examined Amendment No. 1 and such other documents as we have considered necessary or appropriate for purposes of issuing our opinion. We also have received certain representations from an officer of Rayonier (the “Officer’s Certificate”). In rendering the opinion set forth below, we have relied upon the Officer’s Certificate, the information presented in Amendment No. 1 and other documents, without undertaking any independent verification of the accuracy or completeness of those matters.
In our review, we have assumed that each representation in the Officer’s Certificate and all other information that we reviewed is true and correct in all material respects and will remain true and correct, that all obligations imposed by any documents on the parties have been or will be performed, that Amendment No. 1 and the other information fairly describes the past and expected future actions of the parties, that Rayonier has been and will be operated in a fashion consistent with the expectations described in Amendment No. 1 and the Officer’s Certificate, and that we will be asked to redeliver this opinion prior to the issuance of any securities pursuant to

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 April 30, 2015 Page 2

Amendment No. 1 based on the facts, conditions and circumstances existing on the date of such redelivery. We have not made an independent investigation of the accuracy or completeness of those matters and have assumed that the information made available to us accurately and completely describes all material facts relevant to our opinion.
Based on the facts, assumptions and representations referred to above, and subject to the analysis, qualifications and assumptions presented under the heading “Certain Federal Income Tax Consequences” in Amendment No. 1, all statements of legal conclusions contained in that section, except where noted, are our opinion with respect to the matters set forth therein as of the effective date of Amendment No. 1.
Our opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations, either prospective or retroactive in application, will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.
This opinion is furnished to you, and is for your use in connection with the transactions set forth in Amendment No. 1. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.
We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 1 and to the references to us in Amendment No. 1. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P

Vinson & Elkins L.L.P.

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